SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                FORM N-18F-1

             NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER
                     THE INVESTMENT COMPANY ACT OF 1940

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                           HUSSMAN INVESTMENT TRUST
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                           Exact Name of Registrant


                           NOTIFICATION OF ELECTION

	The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940.
It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

	Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of Cincinnati and the State of Ohio on the 21st day of July, 2000.


		                     HUSSMAN INVESTMENT TRUST


		                     By: /s/ Robert G. Dorsey
				     ________________________
				     Robert G. Dorsey, Vice President


Attest: /s/ John F. Splain
        __________________________
	John F. Splain, Secretary